Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-192459 and File No. 333-196565) of Surgical Care Affiliates, Inc. of our report dated March 10, 2015 relating to the consolidated financial statements of Surgical Care Affiliates, Inc., which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Birmingham, Alabama

March 10, 2015